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                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES

The following table lists the Company's subsidiaries, all of which are wholly-owned, except as provided below:

     Power-Electronics, Inc.                 Puerto Rico
     Poder Uno de Mexico, S.A. de C.V.       Mexico
     Melcher Holding AG                      Switzerland
     Melcher AG                              Switzerland
     Domenic Melcher AG                      Switzerland
     Melcher S.A.                            France
     Melcher Ltd.                            Great Britain
     Melcher S.r.l.                          Italy
     Melcher GmbH                            Germany
     Melcher B.V.                            Netherlands
     Melcher Simp Ltd.                       Ireland
     Melcher Produktion AG                   Switzerland
     Melcher s.r.o.                          Slovakia
     LR Crystal IMMO a.s.                    Slovakia
     Melcher Inc.                            USA
     Melcher Corp.                           Canada

With respect to Melcher, all subsidiaries are wholly owned except for Melcher Produktion AG which is 90% owned by Melcher AG with the remaining 10% owned by a minority shareholder. Melcher s.r.o. is 100% owned by Melcher Produktion AG. LR Crystal IMMO a.s. is 70% owned by Melcher Produktion AG with the remaining 30% owned by the same minority shareholder. The minority interests held by this shareholder are not considered material to the Company's financial position or results of operations.